Exhibit 99.1

DORMAN ANNOUNCES THE APPOINTMENT OF J. DARRELL THOMAS

TO ITS BOARD OF DIRECTORS

November 2, 2021

COLMAR, PENNSYLVANIA – Dorman Products, Inc. (the “Company”) (NASDAQ:DORM) today announced that J. Darrell Thomas has been appointed as an independent director to the Company’s Board of Directors, effective October 30, 2021.  Mr. Thomas’ appointment expands the Board to nine directors, seven of whom are independent directors.  Mr. Thomas will be a member of the Company’s Audit, Compensation and Corporate Governance and Nominating committees.

Mr. Thomas currently serves as Vice President and Treasurer for Harley-Davidson, Inc. (NYSE:HOG), which he joined in June 2010. During his tenure at Harley-Davidson, he also has served in several other senior finance positions, including Interim Chief Financial Officer for Harley-Davidson and Chief Financial Officer for Harley-Davidson Financial Services, Inc. Prior to joining Harley-Davidson, Mr. Thomas was employed by PepsiCo, Inc. (NASDAQ:PEP), where he most recently served as Vice President and Assistant Treasurer.  Prior to joining PepsiCo, Mr. Thomas had a 19-year career in banking with Commerzbank Securities, Swiss Re New Markets, ABN Amro Bank and Citicorp/Citibank where he held various capital markets and corporate finance roles. Mr. Thomas currently serves as a member of the board of directors of British American Tobacco p.l.c. (NYSE:BTI).

Mr. Kevin Olsen, the Company’s President and Chief Executive Officer, said: “We are excited to welcome Darrell to our Board of Directors.  Darrell’s extensive global experience in corporate finance, capital markets, risk management and investor relations will be of significant benefit to Dorman.  We appreciate his willingness to serve as a director and look forward to benefiting from his experience and judgment.”

Investor Relations Contact

David Hession, SVP and Chief Financial Officer

dhession@dormanproducts.com

(215) 997-1800

About Dorman Products

At Dorman, we give repair professionals and vehicle owners greater freedom to fix cars and trucks by focusing on solutions first. For over 100 years, we have been one of the automotive aftermarket’s pioneering problem solvers, releasing tens of thousands of replacement products engineered to save time and money and increase convenience and reliability.

Founded and headquartered in the United States, we are a global organization offering more than 81,000 distinct parts, covering both light duty and heavy-duty vehicles, from chassis to body, from underhood to undercar, and from hardware to complex electronics. See our full offering and learn more at DormanProducts.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors (many of which are outside of our control) which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. For additional information concerning factors that could cause actual results to differ materially from the information contained in this press release, please see Dorman’s prior press releases and filings with the U.S. Securities and Exchange Commission (“SEC”), including Dorman’s most recent annual report on Form 10-K and its subsequent SEC filings. Dorman is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Visit Dorman’s website at www.dormanproducts.com. The Investor Relations section of the website contains a significant amount of information about Dorman, including financial and other information for investors. Dorman encourages investors to visit its website to view new and updated information.

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